Exhibit 12.1

                         CALIFORNIA WATER SERVICE GROUP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

In thousands, except ratios
                                                                                                Year ended December 31
                                                 12 mo ended         ---------------------------------------------------------------
                                               March 31, 2003         2002           2001         2000         1999        1998
                                              -------------------    ---------------------------------------------------------------
EARNINGS (1):
Income before income tax expense                        $ 27,113       $ 31,641       $ 24,693    $ 31,534     $ 35,486    $ 31,285
Fixed charges expensed and capitalized                    19,202         18,649         17,214      15,680       14,798      14,095
Capitalized interest                                      (1,323)        (1,473)          (858)       (703)        (324)       (224)
Preferred dividend requirements                             (255)          (255)          (255)       (255)        (255)       (255)
                                              --------------------------------------------------------------------------------------
                                                        $ 44,737       $ 48,562       $ 40,794    $ 46,256     $ 49,705    $ 44,901
                                              ======================================================================================

Fixed charges:
       Interest expensed and capitalized, and
          amortization of capitalized
          expenses related to indebtedness              $ 18,863       $ 18,314       $ 16,887    $ 15,349     $ 14,489    $ 13,791
       Estimated interest component of
         rent expense                                         84             80             72          76           54          49
                                              --------------------------------------------------------------------------------------
                                                        $ 18,947       $ 18,394       $ 16,959    $ 15,425     $ 14,543    $ 13,840
                                              ======================================================================================

Ratio of earnings to fixed charges                          2.36           2.64           2.41        3.00         3.42        3.24
                                              ======================================================================================

(1)   As defined by Item 503(d) of Regulation S-K.

(2) The business is seasonal, therefore the information for the 3 month period ended March 31, 2003 is not indicative of the results of the entire year and therefore is not presented.